EXHIBIT 16.1
MOORE & ASSOCIATES, CHARTERED ACCOUNTANTS & ADVISORS PCAOB REGISTERED

March 12, 2009

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Moore & Associates, Chartered was previously principal accountant for Sterling Mining Company (the "Company") and  has reviewed the quarterly financial statements through September 30, 2008.  Effective January 16, 2009, we resigned from the Company as principal accountants.  We have read the Company's statements included its Form 8-K dated March 10, 2009, and we agree with such statements contained therein.

Sincerely,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
March 12, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89128 (702)253-7511 Fax: (702)253-7501